Exhibit R
                                                                      ---------

                          CONSOLIDATED CODE OF ETHICS
                                       OF
                     SPECIAL VALUE OPPORTUNITIES FUND, LLC
                       SPECIAL VALUE EXPANSION FUND, LLC
                                      AND
                        TENNENBAUM CAPITAL PARTNERS, LLC

                                  Pursuant to
                       Rule 17j-l(c) Under the Investment
                              Company Act of 1940


                      ------------------------------------



                  1.       Purpose and Standards of Conduct

         This Code of Ethics has been adopted by Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC ("SVEF" and, together with SVOF, each a "Fund and collectively the "Funds") and Tennenbaum Capital Partners, LLC (the "Advisor") in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the "Act"). Rule 17j-1(b) under the Act generally proscribes fraudulent or manipulative practices with respect to an investment company by persons associated with such investment company. The purpose of this Code of Ethics is to provide the Funds and the Advisor with regulations and procedures designed to comply with the Act and, in particular, Rule 17j-l(b) which states (defined terms used below in paragraph (a) of this section 1 have the meaning given to such terms in Rule 17j- 1(a)):

         (a) It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the
                  Fund:

                  1. To employ any device, scheme or artifice to defraud the Fund;

                  2. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                  3. To engage in any act, practice or course of business that oper ates or would operate as a fraud or deceit upon the Fund; or

                  4. To engage in any manipulative practice with respect to the Fund.

                  This Code of Ethics also proscribes securities transactions involving insider trading (as described below) as well as possible conflicts of interest.

                  2. Application

                  (a) This Code of Ethics applies to the "access persons" of the Funds and the Advisor (as such term is defined in Section 3 below). Each access person must read, acknowledge receipt of, annually certify compliance with and retain a copy of this Code of Ethics.

                  (b) The Advisor will maintain a list of the access persons of the Fund and will provide each access person with a copy of this Code of Ethics.

                  3. Definitions

                  For the purposes of this Code of Ethics, the following definitions shall apply:

                  (a) "Access person" means any, director, officer, employee or "advisory person" (as defined below in subparagraph (b)) of the Fund, the Advisor or any other investment adviser to the Fund.

                  (b) "Advisor" means Tennenbaum Capital Partners, LLC.

                  (c) "Advisory person" of a Fund or the Advisor means (i) any employee of the Fund, the Advisor or any other investment adviser to the Fund or any employee of any company in a control relationship to any such entity who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions related to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person, if any, in a control relationship to the Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security. Notwithstanding the foregoing, the designated representative of Babson shall not be considered an access person of the Funds if Babson certifies on a quarterly basis to the Funds that (i) such representative is subject to a comprehensive code of ethics of Babson, (ii) the person making such certification has reviewed such representative's reports to Babson and the portfolio listing of the Funds and such representative has not reported any purchase or sale during the covered period of any security appearing on the Funds' portfolio listings and (iii) Babson has not utilized any information gained by such representative regarding the Funds to make recommendations to its clients except as authorized by the Funds' Compliance Officer.

                  (d) A security is "being considered for purchase or sale" when, in the case of a potential purchase, a Fund has commenced or completed due diligence and has not determined not to seek to acquire such security and, in the case of a sale, a Fund has commenced formal consideration of whether to sell such security and has not determined not to seek to sell it.

                  (e) "Beneficial ownership" means an interest in securities, the financial benefits of which are enjoyed, directly or indirectly, by the person in question by reason of ownership or any contract, understanding, relationship, agreement, or other arrangement, and by reason of which such person should be regarded as the true owner. It is not relevant whether such securities are registered or standing on the books of the issuer in the name of such person or some other person. Thus, for example, securities held for a person' s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is con trolled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the "beneficial owner" of, securities held in the name of a spouse, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources. In some cases a fiduciary, such as a trustee, may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

                  (f) "Compliance Officer" means the designated chief compliance officer of the Fund or the Advisor, as appropriate.

                  (g) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

                  (h) "Independent director", means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(l9) of the Act. A director is not deemed an interested person of the Fund solely by reason of such person being a member of the Board of Directors or an owner of shares of a Fund.

                  (i) "Investment personnel" means portfolio managers or other employees of the Advisor who participate in making investment recommendations to a Fund, as well as persons in a control relationship to a Fund who obtain information about investment recommendations, including any other investment adviser to the Fund except as expressly provided herein.

                  (j) "Insider Trading" generally means trading in a security on the basis of material non-public information in violation of a duty to the marketplace, the issuer, the person's employer or client or the like. Passing Material Non-public Information to another person in violation of such a duty may also be treated as Insider Trading. The circumstances in which such a duty exists are not easily defined. An access person of a Fund who has material non-public information about a security should assume that he or she has such a duty unless the Compliance Officer makes a contrary determination.

                  (k) "Material Non-public Information" is information that is both material and non-public. For this purpose, information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. If the information has influenced a person's investment deci sion, it would be very likely to be considered material. In addition, information that, when disclosed, is likely to have a direct effect on the stock's price should be treated as material. Examples include information concerning impending mergers, sales of subsidiaries, significant revenue or earnings swings, dividend changes, impending securities offerings, awards of patents, technological developments, impending product announcements, impending financial news and other major corporate events. Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported in widely disseminated news services and/or publications, and investors have had a reasonable time to react to the informa tion. Once the information has become public, it may be traded on freely. (l) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or entering into or terminating any contract (such as a swap) the value or payout of which varies with the value of such security.

                  (m) "Security" shall have the meaning set forth in Section 2
(a)(36) of the Act. In general, the term includes any interest or instrument commonly known as a security and, with respect to any security, includes any related or derivative securities, except that it shall not include securities issued by the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies and such other high quality money market instruments as may be designated by the Compliance Officer of a Fund.

                  4. Prohibited Purchases and Sales

                  (a) Except as permitted by Sections 5(a)-(3) and (g)-(h), no access person shall purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person's actual knowledge at the time of such purchase or sale:

                           (i) is being held by the Fund

                           (ii) is being considered for purchase or sale by the
Fund; or

                           (iii) is being purchased or sold by the Fund.

                  (b) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or the Advisor of any securities transaction; provided that such disclosure may be made to any other investment adviser to the Fund. When an access person serves as a director or officer of a portfolio company, such person shall coordinate any disclosures made by such person with the Compliance Officer.

                  (c) No access person shall make recommendations concerning the purchase or sale of securities by the Fund without disclosing any interest such access person has in the securities or issuer thereof, including, without limitation:

                           (i) any direct or indirect beneficial ownership of any secu rities of such issuer;

                           (ii) any contemplated transaction by such person in such securities;

                           (iii) any position with such issuer or its affiliates; and

                           (iv)     any present or proposed business
                                    relationship with such issuer or its
                                    affiliates on the one hand, and such person or any party in which such person has a signifi cant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer does not exceed the lesser of $100,000 or 1% of his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have an adverse effect on any such transaction by the Fund or on the market for the securities generally, such access person shall not be required to disclose his or her inter est in the securities or issuer thereof in connection with any such recommendation.

                  (d) No access person of the Fund shall participate in any securities transactions on a joint basis with the Fund in violation of applicable law.

                  (e) No access person shall engage in "Insider Trading" whether for his or her own benefit or the benefit of the Fund, the Advisor or others.

                  (f) No investment personnel shall participate in Initial Public Offerings or in private placements of securities unless the Compliance Officer reviews and approves such participation. In determining whether such prior approval shall be granted, the Compliance Officer shall take into account whether the opportu nity to purchase such Covered Securities is being offered to such investment person nel because of his or her position with the Company Funds or the Advisor, and whether the opportunity to purchase such security should be reserved for clients of the Advisor. Note that the term investment personnel generally does not include independent directors, who may accordingly generally acquire securities in initial public offerings and private placements without prior written approval. Approval will only be granted if the Compliance Officer determines the investment does not cause a conflict of interest between the investment personnel, the Advisors and the Fund. The Compliance Officer's decision, and the rationale supporting his or her decision, will be retained in the records of the Advisor and the Funds.

                  (g) Advisory persons are prohibited from receiving any gift or other things of more than de minimis value (generally less than $200) from any person or entity that does business with or on behalf of the Funds. Gifts received in excess of $100 must be listed on each employee's quarterly compliance statement.

                  (h) Advisory persons must have the Managing Director of the Advisor prior written authorization to serve as an officer of or on the board of directors of any outside companies other than charitable and non-profit organizations and foundations and other than (at the request of the Advisor) any company in which the Fund has an investment.

                  (i) No access person may sell short any security issued by a Fund or take a short equivalent position in any related security.

                  5. Exempted Transactions

                  The prohibitions of Section 4(a) of this Code of Ethics shall not apply to:

                  (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control or in any account of the access person which is managed on a discretionary basis by a person other than such access person and with respect to which such access person does not in fact influence or control such transactions.

                  (b) Purchases or sales effected in any account in which the Access Person does not have direct or indirect beneficial ownership of the holdings of such account (such as mutual funds).

                  (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund (such as a merger).

                  (d) Purchases which are part of an automatic dividend reinvest ment plan, if any.

                  (e) Purchases effected upon the exercise of rights issued by an issuer, pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

                  (f) Purchases or sales of any security (including any related or derivative security) of an issuer or affiliated issuer not on a list maintained by the Compliance Officer at the time the access person in question determines to make such purchase or sale. The Compliance Officer shall maintain and continuously update such list, which shall contain all issuers whose securities are held by portfo lios managed by the Advisor or whose securities are being considered for purchase or sale by any portfolio managed by the Advisor.

                  (g) Purchases or sales of securities by an independent director that are not prohibited by Section 4(a) of this Code of Ethics.

                  (h) Purchases or sales of securities which receive the prior written approval of the Compliance Officer (or other designee) (such approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on the Fund or on its ability to purchase or sell securities of the same class or other securities of the same issuer. Any preclearance will be valid for seven days, subject to termination at any time during such seven day period by the Compliance Officer.

                  6. Exempted Transactions

USE OF CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION

                  The Funds and the Advisor consider all information concerning their investment activities and the operations of those private companies in which it primarily invests to be confidential. Access Persons may not trade on that informa tion and may not communicate that information to others who do not need to know that information in the interests of the Funds's business or are not permitted to receive such information under the Funds's confidentiality agreements with the companies in which they invest or consider investing.

                  If an access person believes he has learned Material Non-public Information about a public company in which a Fund has or is considering acquiring an investment interest, he should contact the Chief Compliance Officer immediately so that the Fund can address the insider trading issues and preserve the integrity of the Fund's activities. Such access person may not trade on the information or discuss the possible Material Non-public Information with any other person at or outside a Fund or the Advisor.

                  If the Compliance Officer, after consultation with senior management, concludes that such access person may in fact have learned Material Non-public Information which a Fund or the Advisor, in its activities, may not utilize, a Chinese Wall will be established so that other persons at the Company do not learn the Material Non-public Information. Further, securities of the issuer in which Material Non-public Information was acquired will be placed on the restricted list maintained by the Chief Compliance Officer.

                  The following are steps that can be taken to preserve the confidential ity of confidential information and Material Non-public
Information:

                  (a) Material Non-public Information should be communicated only when there exists a justifiable business reason to do so. Before such informa tion about a public company is communicated to persons outside a Fund or the Advisor, the access person must consult with the Compliance Officer.

                  (b) Access persons should not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxis, or any place where they might be overheard.

                  (c) Access persons should not leave sensitive memorandums on their desk or in other places where others can read them. Access persons should not leave a computer terminal without exiting the file upon which they are working.

                  (d) Access persons should not read confidential documents in public places or discard them where others can retrieve them. Access persons should not carry confidential documents in an exposed manner.

                  (e) On drafts of sensitive documents, Access persons should use code names or delete names to avoid identification of participants.

                  (f) Access persons should not discuss confidential business information with spouses or other relatives or with friends.

                  (g) Access persons should not permit clients or other visitors to a Fund or the Advisor to wander freely.

                  (h) Access persons should avoid even the appearance of an impropriety. Serious repercussions may follow Insider Trading and the law proscrib ing Insider Trading is constantly changing.

                  (i) Access persons should assume that all confidential informa tion about the Company and other public companies is Material Non-public Informa tion, the use or dissemination of which for other than a legitimate business purpose would be wrong.

                  7. Reporting and Certification

                  (a) Every access person, subject to the exception in paragraph (b) below for independent directors, shall report to the Compliance Officer the informa tion described in Section 7(c) of this Code with respect to
(i) transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security and (ii) holding of all securities, on an initial and annual basis, in which such access person has direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected in any account over which such person does not have any direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access does not in fact influence or control such transactions. The Compliance Officer shall maintain such reports and such other records as are required by Rule l7j-l under the Act and set forth in Section 8 below.

                  (b) An independent director of a Fund need only report to the Compliance Officer a transaction if such director at the time of such transaction knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of such transaction by such director the security is or was purchased or sold by the Fund or such security was being considered for purchase or sale by the Fund or the Advisor. Independent directors are not required to make the initial holdings reports set forth in Section 7(c)(i)(B) below, the quarterly reporting require ments set forth in Section 7(c)(i)(A) below (unless a transaction described in this paragraph has occurred in such quarter) or the annual holdings report set forth in Section 7(c)(ii) below.

                  (c) Every report shall be in writing and shall be delivered not later than (i) 10 days after (A) the end of the calendar quarter in which a transaction to which the report relates was effected and (B) the day the individual becomes an access person and (ii) within 30 days after December 31 of each year and shall contain the following information:

                           (1) The date of the transaction and current holdings, the title and the number of shares and the principal amount of each security involved;

                           (2) The nature of all transactions (i.e., purchase, sale or other type of acquisition or disposition);

                           (3)      The price at which transactions were
                                    effected;

                           (4) The name of the broker, dealer or bank with or through which the transactions were effected; and

                           (5) With respect to any account established by an access person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                                    a. name of the broker, dealer or bank; b.
                                    date account was established; and c. date that report is submitted to the Compliance
                                            Officer.

                  (d) In lieu of the required report, so long as the information in the report required by 7(c) above is provided (including, for example, with respect to gifts), an access person may instruct every brokerage firm at which such access person has an account to send duplicate confirmations of all securities transactions and monthly brokerage statements to the Compliance Officer. The annual report required by 7(c)(ii) can be made by confirming in writing the information accumu lated through the year.

                  (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the security to which the report relates.

                  (f) The information on securities transactions received and recorded by the Advisor under Rule 204-2(a)(l2) of the Investment Advisers Act of 1940 shall be deemed to satisfy the reporting requirements imposed on access persons of the Fund who are officers or employees of the Advisor when the informa tion required to be reported under this Code would be duplicative of that already recorded by the Advisor.

                  (g) All reports furnished pursuant to this Code will be reviewed by the Compliance Officer for compliance with these procedures. Such reports will be kept confidential, subject to the right of inspection by the Board of Directors of the Fund, the Advisor and the Securities and Exchange Commission.

                  (h) Each access person (including each independent director) must annually certify that such person has read this Code of Ethics, understands its requirements regarding such person and has complied with such requirements throughout the previous year. Such report shall be submitted to the Compliance Officer not later than January 31 of each year.

                  (i) No less frequently than annually, the Advisor must furnish to the Board of Directors and the Board of Directors must consider, a written report that: (i) describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Fund and the Advisor have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

                  8. Maintenance of Records

                  The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

                  (a) A copy of any code of ethics adopted by the Advisor or the Fund pursuant to the Rule which is or has been in effect during the past five years;

                  (b) A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the Rule and this Code;

                  (c) A copy of each report made pursuant to the Rule and this Code within the preceding five years, including the Compliance Officer's reports to the Board of Directors;

                  (d) A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past five years preceding the beginning of the fiscal year in which such approval is granted; and

                  (e) A copy of any record or report of violation of this Code and any action taken as a result of such violation.

                  9. Sanctions

                  Upon discovering a violation of this Code, the Board of Directors of the Fund or the Advisor, as applicable, may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

                               CERTIFICATION FORM



                  This is to certify that I have read and understand the Consolidated Code of Ethics dated June , 2004 and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

                  This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


                  Please sign your name here:  _____________________________

                  Please print your name here:  ____________________________

                  Please date here:             ____________________________

                  Please sign two copies of this Certification Form, return one copy to Compliance Officer and retain the other copy, together with a copy of the Code of Ethics, for your records.